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                                                                    Exhibit 4.58

                                 FIRST AMENDMENT

         FIRST AMENDMENT, dated as of November 9, 2001 (this "AMENDMENT"), to the Agreement, dated as of August 30, 2001 (the "AGREEMENT"), between Liberty Mutual Insurance Company, solely in its capacity as surety ("LIBERTY") and ANC Rental Corporation ("ANC" or the "COMPANY").

         WHEREAS, the Company has requested that Liberty amend certain provisions of the Agreement;

         WHEREAS, Liberty has agreed to amend the Agreement, but only to the extent and on the terms and conditions set forth below; and

         WHEREAS, in connection with and as a condition to Liberty's agreement to the provisions of this Amendment, it will be necessary (i) for Liberty to enter into an amendment (the "INDEMNIFICATION AMENDMENT") to that certain Indemnification Agreement, dated as of August 30, 2001, between Liberty and AutoNation, Inc., and (ii) for certain other agreements and bonds to be executed and delivered, as provided in this Amendment.

         NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby duly acknowledged, Liberty and ANC hereby agree as follows:

         1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

         2. AMENDMENT TO SECTION 1.1 OF THE AGREEMENT. Section 1.1 of the Agreement is hereby amended by deleting in its entirety the definition of "AutoNation Indemnification Agreement" and replacing it with the following:

                "AUTONATION INDEMNIFICATION AGREEMENT" means the Indemnification Agreement, dated as of August 30, 2001, as amended, executed and delivered by AutoNation in favor of Liberty Mutual Insurance Company relating to the New AIG Retro Bonding."

         3. AMENDMENT OF SECTION 4.4 OF THE AGREEMENT. Section 4.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  4.4 (a) ANC has requested that Liberty issue Surety Bond Coverage in the form of new, previously unissued Premium and Deductible Surety Bond Coverage in the approximate aggregate penal sum of $29.5 million in favor of member companies of AIG (such requested Premium and



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                  Deductible Surety Bond Coverage hereafter referred to as the
                  "NEW AIG RETRO BONDING"). Notwithstanding 4.1(d), Liberty agrees that it will issue the New AIG Retro Bonding as promptly as reasonably practicable after all the following terms and conditions are met:

                  (i) such New AIG Retro Bonding shall be fully collateralized by the AutoNation Indemnification Agreement, it being understood that the indemnity provided pursuant to the AutoNation Indemnification Agreement (x) shall be secondary, for a limited period of time, to the Collateral granted under the Collateral Agreement, and shall not exceed the amount of $29.5 million; (ii) AIG shall, simultaneously with the issuance by Liberty and delivery to AIG of the New AIG Retro Bonding, formally release and deliver to Liberty Indemnity Agreement Bond Nos. 15004548 and 15008426 (previously issued by Liberty on behalf of ANC's former corporate parent, Republic Industries, Inc., prior to AIG's release of the obligations of Republic Industries, Inc. to AIG which were the subject of such bonds), which bonds shall be marked "cancelled" under the signature of an authorized officer of AIG; (iii) AIG shall have agreed to a bond form for the New AIG Retro Bonding, acceptable to Liberty in its sole discretion, providing INTER ALIA, that AIG will look to, collect against and exhaust the $9 million letter of credit heretofore provided to AIG on behalf of ANC ("AIG L/C") before making any demand whatsoever under the New AIG Retro Bonding;
                  (iv) AIG and Liberty shall have executed a side-agreement ("AIG SIDE AGREEMENT") providing, INTER ALIA, that (A) AIG will not, and will not attempt to, reduce, release, impair or otherwise modify the AIG L/C without the written consent of Liberty (which consent may be withheld in Liberty's sole discretion), and (B) AIG will not, and will not attempt to, reduce, release, impair, substitute or otherwise modify the AIG L/C unless and until any remaining actual and/or contingent liability of Liberty in respect of the New AIG Retro Bonding has been permanently reduced to zero ($0), as determined by Liberty in its sole discretion; and (v) the conditions of subsections (i) through (v) of this section are complied with no later than November 9, 2001.

                  (b) In addition to the preconditions to the issuance of the New AIG Retro Bonding set forth in section 4.4(a), ANC




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                  agrees that so long as such New AIG Retro Bonding remains in effect, regardless of the penal sum of such bonding in effect at any time, and/or until all risk undertaken by Liberty (whether residual or future) under or in connection with such New AIG Retro Bonding has been, in Liberty's sole and absolute discretion, conclusively terminated, ANC shall at all times
                  (i) no later than 91 days prior to each and every date upon which the Maximum Amount payable under the AutoNation Indemnification Agreement is scheduled to decrease in accordance with its terms, deliver to Liberty cash or letter of credit collateral (at Liberty's option) in an amount equal to or exceeding the amount of such scheduled decrease; (ii) no later than 91 days prior to either (A) any renewal date of any part of the New AIG Retro Bonding or (B) the effective date of any increase in bond collateral requested (B) the effective date of any increase in bond collateral requested by AIG, deliver to Liberty additional cash or letter of credit collateral (at the option of Liberty) in an amount equal to the difference between (x) the amount of the aggregate penal sum of the New AIG Retro Bonding that is requested as of the renewal date or the effective date of the bond increase demand from AIG, and (y) the sum of (a) the Maximum Amount payable under the AutoNation Indemnification Agreement as of such renewal date or such effective date, and (b) all cash or letter of credit collateral held by Liberty specifically to secure the New AIG Retro Bonding as of that date which is 92 days prior to such renewal date or such effective date; (iii) within six (6) business days of written demand by Liberty, ANC shall deliver such additional cash (or, at Liberty's option, letter or credit) collateral to secure the New AIG Retro Bonding as Liberty, in its sole discretion, shall determine is required to assure that the amount of such cash or letter of credit collateral held by Liberty, taken together with the then applicable Maximum Amount payable under the AutoNation Indemnification Agreement (and without regard to the value at any time of any of the Collateral pledged to the Collateral Trustee) is sufficient to fully collateralize Liberty's obligations and risk under the New AIG Retro Bonding, provided that, at such times as Liberty, in its sole discretion, deems appropriate and within a reasonable time following written demand from ANC, and so long as no event has occurred which but for notice or the passage of time would constitute an Event of Default




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                  hereunder (a "DEFAULT") that remains uncured or that has not been waived in writing, Liberty shall return to ANC or shall surrender that part of such cash or letter or credit collateral as Liberty, in its sole discretion, shall agree constitutes an excess of collateral above and beyond the amounts required hereunder; and (iv) if ANC delivers additional cash (or, at Liberty's option, letter of credit) collateral above and beyond the amounts required hereunder designated as collateral to secure the New AIG Retro Bonding, then (1) so long as no Default under this Agreement has occurred, and (2) effective as of the date when Liberty's possession of or interest in such additional cash or letter of credit collateral has been perfected for more than 91 days without commencement of any Insolvency Proceeding, then Liberty shall treat such additional cash and/or letter of credit collateral as L/C Collateral under the terms of the AutoNation Indemnification Agreement.

                  (c) ANC agrees, on behalf of itself and the other members of the ANC Group (including their respective successors, assigns, representatives and trustees), that any payments made by AutoNation to Liberty under the terms of the AutoNation Indemnification Agreement shall not be deemed to reduce the amount due from ANC or any other member of the ANC Group to Liberty or to any of Liberty's affiliates under the Indemnity Agreements or under any other Surety Bond Documents; or to reduce any sums secured by the Collateral.

                  (d) The Company agrees that it will at all times maintain, continue and keep effective the AIG L/C, and that neither the Company nor any other member of the ANC Group, without the prior written consent of Liberty (which may be withheld in Liberty's sole discretion), will directly or indirectly take any actions, or cooperate with or suffer to exist any actions, to reduce, modify, impair, substitute or release the AIG L/C. Without limiting the foregoing, ANC acknowledges that it has reviewed, and will not take any actions to interfere with, the operation of the AIG Side Letter."

         4. REPRESENTATIONS AND WARRANTIES. ANC hereby reiterates and makes, as of the date of this Amendment, the representations and warranties contained in Sections 8.1 through 8.10 of the Agreement, except that the representation in
Section 8.5 of the Agreement is amended by adding after the word "10-Q" the words "or in a press release



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issued by ANC prior to the date hereof." All references in such sections to the
"Agreement" will be deemed to be references to the Agreement as amended and modified by this Amendment.

         5. LIMITED AMENDMENT. Except as expressly amended herein, the Agreement shall continue to be, and shall remain, in full force and effect. This Amendment, which is integrated with and becomes a part of the Agreement, shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or to prejudice any other right or rights which Liberty may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

         6. CONDITIONS TO EFFECTIVENESS. This Amendment will not be deemed to be effective until each of the following, in form and substance acceptable to Liberty in its sole discretion, has been received:

                  (a) a fully executed Indemnification Amendment;

                  (b) a fully executed AIG Side Letter; and

                  (c) a copy of the AIG L/C.

         7. COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts (which may include counterparts delivered by facsimile transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

         8. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS EXECUTED AND TO BE PERFORMED EXCLUSIVELY WITHIN SUCH STATE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES. THE UNDERSIGNED AGREE THAT ANY DISPUTE BETWEEN THE UNDERSIGNED WILL AT LIBERTY'S OPTION BE RESOLVED EXCLUSIVELY IN A COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK AND COUNTY OF NEW YORK. ANC FURTHER CONSENTS TO THE PERSONAL JURISDICTION AND VENUE OF ANY COURT IN WHICH ANY ACTION MAY BE BROUGHT AGAINST IT BY LIBERTY AND TO SERVICE OF PROCESS IN ANY SUCH ACTION BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY ANY MEANS GIVING ACTUAL NOTICE OF SUCH PROCESS TO ANC. ANC HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

                                       ANC RENTAL CORPORATION



                                       By /s/ Mary E. Wood
                                          --------------------------------------
                                                Name:  Mary E. Wood
                                                Title: SVP Shared Services



                                       LIBERTY MUTUAL INSURANCE COMPANY,
                                       solely in its capacity as surety



                                       By
                                          --------------------------------------
                                                Name:
                                                Title:





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